                                                                    EXHIBIT 10-6

                        New Jersey Resources Corporation
                             Officer Incentive Plan


Purpose

The purpose of the New Jersey Resources Corporation Officer Incentive Compensation Plan (the "Plan") is to provide a meaningful incentive opportunity geared to the achievement of specified corporate and individual goals for officers of the Company who contribute to the operating efficiency and success of the Company.

Participation

Participation will be limited to officers of the Corporation, and subsidiaries whose Board of Directors adopt this Plan. Participation will be determined on the basis of responsibility level within the Company, and each participant will be assigned to an Incentive Plan Group which reflects his/her company unit and level of responsibility. The Chief Executive officer will recommend specific participants, and their incentive Plan Group to the Board of Directors.

If an individual becomes eligible for Plan participation after the beginning of the Plan Year, which shall correspond to the Company's fiscal year, the Chief Executive Officer will take into consideration factors such as (a) the individuals overall contribution and (b) the portion of the year the individual participated in the Plan in determining the size of any award.

If a participant's employment is terminated during a Plan Year for reason of death, disability, or normal or early retirement, the Chief Executive Officer shall have discretion in recommending an incentive award commensurate with the individuals service and contribution for that portion of the Plan Year that the participant was employed. In case of death where an incentive award is to be paid, the Company shall make payment according to the participant's beneficiary designation form which shall be maintained under this Plan.

In the event a participant is transferred from one position to another during the Plan Year and such transfer shall have an affect either on the participant's qualification, basis for award, or on the amount available as an incentive award, the participant's award shall be prorated accordingly for the Plan Year. Should a transfer result in a demotion of the participant, any award would be at the sole discretion of the Board of Directors.

No participant and no person claiming by, under, or through a participant shall have at any time a vested right or interest in any incentive award proposed or determined under the terms, conditions, and provisions of this Plan. All determinations, decisions, and directions shall be made by Board of Directors giving due consideration to recommendations of the Chief Executive Officer, and shall be final and conclusive. The interest of any participant or of any person claiming by, under, or through such participant shall not be assignable or transferable either by voluntary or involuntary assignment or by operation of the law and shall not be subject to the claims of any creditor of a participant.

Corporate Objectives

The Chief Executive Officer will propose for Board of Directors approval, corporate and subsidiary objectives on which overall awards will be determined for each Incentive Plan Group. Such objectives, and the measures used, will be based on key financial, operating efficiency, and/or other objectives of the Company as determined from time to time. Each measure will be stated in terms of "target", "threshold", and "maximum" performance levels.

The applicable corporate and/or subsidiary actual results for the Plan Year must equal or exceed the "threshold" level or performance before any incentive award is triggered for each Incentive Plan Group. The "maximum" performance level, when achieved, will produce the maximum incentive award opportunity. A separate "minimum hurdle" level of annual Company-wide profitability may be established by the Board of Directors before any incentive awards will be paid, such as payment of dividends on common stock.

Performance objectives, once established, will not be modified unless unforeseen circumstances occur which would have substantially influenced the setting of goals had such circumstances been known at that time. These may include but are not limited to acquisitions, divestitures, natural catastrophe, or other events of similar magnitude. Any such change will require the approval of the Board of Directors.

Incentive Opportunities

A Target Award will be established for each Incentive Group each year. The Target Award will be earned for achievement of "target" performance. "Threshold" and "maximum" performance incentive award levels will be established in relation to the target performance levels. Target, threshold, and maximum award levels will be recommended by the Chief Executive Officer for approval by the Board of Directors as appropriate from time to time.

Total incentive opportunities will be identified for each Incentive Plan Group in two portions, a Group Performance Award and an Individual Performance Award, with the Group Performance Award portion decreasing in successively lower-level Incentive Plan Groups.

Individual Goals and Objectives

Each participant, except the Chief Executive Officer, will be rated by their immediate supervisors on attainment of individual goals and objectives at the end of each Plan Year. Such ratings will be expressed on a scale of 0 to 120% of target as the Individual Performance Rating. The Chief Executive Officer will not be rated individually but will be rewarded based 100% on attainment of corporate objectives.

Determining Participant Awards

Incentive awards will be based on each participant's salary grade midpoint. Actual corporate performance will be measured in relation to defined corporate objectives to determine the "Funded Award" percentage for each participant.

Approval

The Chief Executive Officer will reserve full authority to approve, adjust, or disapprove each officer Incentive Award.

Form and Timing of Payment

Payment of incentive awards shall be made in cash less applicable Social Security deductions and required federal, state, and local income tax withholding. The incentive awards shall be paid to participants as near to the end of the Plan Year as the Board of Directors determines to be reasonable and proper. Incentive awards will be based on the participant's actual base salary earnings over the course of the Plan Year.

Merger, Consolidation, or Other Acquisition

In the event of a merger, consolidation, or acquisition in which New Jersey Resources Corporation is not the surviving corporation, the Plan Year will be deemed to have ended as of the date of such event. At the time of such event, performance levels will be determined (in terms of actual results relative to target performance) by the Chief Executive Officer with the approval of the Board of Directors and appropriate incentives will be paid as soon as practical.

Continuation, Amendment, and Termination

Unless affected by terms of merger, consolidation, or acquisition, this Plan shall continue in effect until such time as it shall be amended, suspended, or terminated by resolution of the Board of Directors which specifically reserves the right to such amendment, modification, suspension, or termination of the Plan at any time as it shall be determined to be in the beat interests of the Company.